Exhibit 7

Earnings Per Share (EPS) ALL Operations	USGAAP

Basic EPS	30-Jun-06	30-Jun-05

Earnings

Profit After Tax after Minority Interest	154,600,000	205,700,000

Weighted Average Number of Ordinary Shares

Number outstanding at start of period	878,182,834	877,949,796
Plus Weighted Average movement of:
Ordinary Shares	1,558,536	1,012,117
Ordinary Share Equivalents	n/a	n/a
Contingently Issuable Shares	n/a	n/a
Bonus Element Current Year	-	6,532
Current Bonus Element Applied to Prior Year		-
Total Weighted Avge No. of Ordinary Shares	879,741,370	878,968,445

Basic EPS

Earnings	158,200,000	205,700,000

Weighted Avge Ordinary Shares (Including All Bonus Elements)	879,741,370	878,968,445

Basic EPS	17.6 cents	23.4 cents

Earnings Per Share (EPS) ALL Operations	USGAAP

Diluted EPS	30-Jun-06	30-Jun-05

Earnings used for Basic EPS calculations

Before Significant Items

PAT after MI	154,600,000	205,700,000

After Significant Items

Net Profit after Tax	154,600,000	205,700,000

Weighted Average Number of Ordinary Shares used for Basic EPS

Number outstanding at start of period	878,182,834	877,949,796
Plus Weighted Average movement of:
Ordinary Shares	1,558,536	1,012,117
Ordinary Share Equivalents	n/a	n/a
Contingently Issuable Shares	n/a	n/a
Bonus Element Current Year	-	6,532
Current Bonus Element Applied to Prior Year		-
Total Weighted Avge No. of Ordinary Shares	879,741,370	878,968,445
	-	-
Diluted EPS

Earnings	154,600,000	205,700,000
plus Additional Potential Income After Tax	14,880,408	-
less OEI at Average Rate	-	-
Earnings After PACRS interest	169,480,408	205,700,000

Weighted Avge Ordinary Shares for Basic EPS per above	879,741,370	878,968,445
Plus Potential Ordinary Shares	49,126,975	1,491,562
Weighted Avge Ordinary Shares for Diluted EPS	928,868,345	880,460,007

Diluted EPS	18.2 cents	23.4 cents